Exhibit 10.17

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement"), dated as of February 7, 2017 (the "Effective Date"), is made between CNX Coal Resources GP LLC, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, a Delaware limited liability company (the “General Partner”), in its capacity as the general partner of CNX Coal Resources LP, a Delaware limited partnership (“Company”), CONSOL Pennsylvania Coal Company LLC, a Delaware limited liability company (“CPCC”), and CONSOL Energy Inc., CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, a Delaware corporation ("CONSOL"; the General Partner, the Company, CPCC, and CONSOL are referred to herein as the “CONSOL Companies”), and Lorraine Ritter (the "Executive").
WITNESSETH:
WHEREAS, CONSOL and the Executive previously entered into a Change in Control Severance Agreement dated as of December 2, 2008, which agreement the parties wish to amend and restate to reflect the Executive’s retention by CONSOL; and
WHEREAS, the Executive is a senior executive of the General Partner and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the CONSOL Companies; and
WHEREAS, the Board (as defined below) and the board of directors of CONSOL (the “CONSOL Board”) recognize that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its equity owners; and
WHEREAS, the Board and the CONSOL Board have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
WHEREAS, in consideration of the Executive's continued employment with CPCC and service to the General Partner for the benefit of the Company and CONSOL, and the Executive's agreement to waive certain rights the Executive may have to receive severance compensation and benefits under any applicable severance plan or policy of any of the CONSOL Companies, as set forth below, the CONSOL Companies desire to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive's employment with the CONSOL Companies (or their respective Subsidiaries) is terminated for a reason related to a Change in Control; and
WHEREAS, the Executive agrees to waive any rights the Executive may have under any CONSOL Company severance plan, policy or other agreement with respect to severance compensation and benefits in the event the Executive's employment with CPCC and/or office with the CONSOL Companies is terminated as the result of an Involuntary Termination Associated With a Change in Control (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the General Partner, CPCC, CONSOL and the

Executive agree as follows:
1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)"Base Pay" means the greater of (i) the Executive's annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding the Executive's Termination Date, or (ii) the Executive's annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control.

(b)"Board" means the Board of Directors of the General Partner. If the Executive is also a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than the Executive.

(c)"Cause" means a determination by the Board or the CONSOL Board that the Executive has committed any of the following acts:

(i)the Executive has been convicted of, or the Executive has pleaded guilty or nolo contendere to, (A) any felony, or (B) any misdemeanor involving fraud, embezzlement or theft; or

(ii)the Executive has wrongfully disclosed material confidential information of any CONSOL Company and/or any of their respective Subsidiaries, has intentionally violated any material express provision of the Company's or CONSOL’s code of conduct for executives and management employees (as in effect on the date of the Change in Control), or has intentionally failed or refused to perform any of the Executive’s material assigned duties for any CONSOL Company; and any such failure or refusal has been demonstrably and materially harmful to the Company.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" under this subsection (ii) unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board or the CONSOL Board plus one member, finding that, in the good faith opinion of such board, the Executive has committed an act constituting "Cause," as herein defined, and specifying the particulars thereof in detail. Prior to any such determination, the Executive shall be provided with reasonable notice of such pending determination and the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), shall be provided with the opportunity to be heard before such board makes any such determination. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
(d)"Change in Control" means the occurrence of any of the following events:

(i)one or more acquisitions (whether asset sale, merger, equity transfer or otherwise) by any person, other than the Company and its Subsidiaries or CONSOL and its Subsidiaries, of beneficial ownership of the assets in the PA Mining Operations segment of CONSOL (as defined in CONSOL’s Quarterly report on Form 10-Q for the period ending September 30, 2016), which acquisition(s) transfer ownership of assets or interests comprising more than seventy-five percent (75%) of the book value of such PA Mining Operations segment on CONSOL’s books as of September 30, 2016, irrespective of the purchase price received in connection with the acquisition(s) (and for the avoidance of doubt, dropdowns of the PA Mining Operations segment by CONSOL or its Subsidiaries to the General Partner, the Company or any of its Subsidiaries shall not be considered acquisitions), or

(ii)other than a time when CONSOL and/or its Subsidiaries do not control the general partner of the Company, a Change in Control of CONSOL, or

(iii)CONSOL fails to control (by virtue of its ownership of the voting securities of the General Partner, its ability to elect or appoint a majority of the members of the Board, by contract or otherwise), directly or indirectly, the General Partner.

(e)“Change in Control of CONSOL” means the occurrence of any of the following events:

(i)the acquisition after the date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the combined voting power of the then outstanding Voting Stock of CONSOL; provided, however, that for purposes of this Section 1(e)(i), the following acquisitions will not constitute a Change in Control of CONSOL: (A) any issuance of Voting Stock of CONSOL directly from CONSOL that is approved by the Incumbent Board of CONSOL (as defined in Section 1(e)(ii), below), (B) any acquisition by CONSOL and/or its Subsidiaries of Voting Stock of CONSOL, (C) any acquisition of Voting Stock of CONSOL by any employee benefit plan (or related trust) sponsored or maintained by CONSOL and/or its Subsidiaries, (D) any acquisition of Voting Stock of CONSOL by an underwriter holding securities of CONSOL in connection with a public offering thereof, or (E) any acquisition of Voting Stock of CONSOL by any Person pursuant to a Business Combination of CONSOL that complies with clauses (A), (B) and (C) of Section 1(e)(iii), below; or

(ii)individuals who constitute the CONSOL Board as of the Effective Date (the “Incumbent Board of CONSOL,” as modified by this Section 1(e)(ii)), cease for any reason to constitute at least a majority of the CONSOL Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CONSOL ‘s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board of CONSOL (either by a specific vote or by approval of the proxy statement of CONSOL in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board of CONSOL, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the CONSOL Board; or

(iii)consummation of a reorganization, merger or consolidation of CONSOL, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of CONSOL, or other transaction involving CONSOL (each, a “Business Combination of CONSOL”), unless, in each case, immediately following such Business Combination of CONSOL, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of CONSOL immediately prior to such Business Combination of CONSOL beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination of CONSOL or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CONSOL or all or substantially all of CONSOL ‘s assets either directly or through one or more Subsidiaries), (B) no Person other than CONSOL beneficially owns 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination of CONSOL or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A) - (C) of Section 1 (e) (i)), and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination of CONSOL or any direct or indirect parent corporation thereof were members of the Incumbent Board of CONSOL at the time of the execution of the initial agreement or of the action of the CONSOL Board providing for such Business Combination of CONSOL; or

(iv)approval by the stockholders of CONSOL of a complete liquidation or dissolution of CONSOL, except pursuant to a Business Combination of CONSOL that complies with clauses (A), (B) and (C) of Section 1(e)(iii).

(f)"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(g)"Code" means the Internal Revenue Code of 1986, as amended.

(h)"Consultancy Period" and "Consultancy Position" shall have the respective meanings assigned to those terms in Section 2(d) hereof.

(i)"Constructive Termination Associated With a Change in Control" means the termination of the Executive's employment with the CONSOL Companies by the Executive as a result of the occurrence without the Executive's written consent of one of the following events:

(i)a material adverse change in the Executive's position with the CONSOL Companies and/or any of their respective Subsidiaries (or any successor thereto by operation of law or otherwise) (but excluding any loss of any position with any such Subsidiary with respect to which the Executive is not separately compensated) as compared to the Executive's position with the CONSOL Companies (and/or a Subsidiary of any CONSOL Company) immediately prior to the Change in Control;

(ii)(A) a material reduction in the Executive's annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control; (B) a material reduction in the Executive's Target Bonus opportunity in effect immediately prior to the Change in Control; or (C) a material reduction in the level of Employee Benefits provided to the Executive immediately prior to the Change in Control (excluding any reduction that is generally applicable to all or substantially all salaried employees of Executive’s employer);

(iii)a material adverse change in circumstances has occurred following a Change in Control, including, without limitation, a material change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has materially hindered the Executive's performance of, or has caused the Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control; a good faith determination by the Executive (that a material adverse change has occurred) will be conclusive and binding upon the parties hereto unless otherwise shown by the General Partner or CONSOL to be not in good faith);

(iv)in connection with the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, CPCC, the General Partner or CONSOL breached this Agreement by not requiring the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) to assume all duties and obligations of the General Partner, CPCC and CONSOL under this Agreement pursuant to Section 14(a); or

(v)the relocation of the Executive's principal work location (other than in connection with a relocation contemplated by the General Partner or CONSOL as of the date hereof or pursuant to organizational changes in accordance with past practice) to a location that increases the Executive's normal work commute by fifty (50) miles or more as compared to the Executive's normal work commute immediately prior to the Change in Control, or that the Executive's required travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties of the Executive’s job is materially increased as compared to that which was required of the Executive in any of the three (3) full years immediately prior to the Change in Control.

Without limiting the generality or effect of the foregoing, the Executive shall have no right to terminate employment in a Constructive Termination Associated With a Change in Control in connection with an event described above unless (A) the Executive provides written notice to the General Partner and CONSOL within one month of the occurrence of such event that identifies such event with particularity, and (B) the General Partner and/or CONSOL fails to correct such event within thirty (30) days after receipt of such notice from the Executive, and (C) such termination must occur within sixty (60) days after the expiration of the failure of the General Partner and/or CONSOL to correct the event.
In no event shall the termination of the Executive's employment with any CONSOL Company (or any of their respective Subsidiaries) on account of the Executive's death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.
(j)"Disability" means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive.

(k)"Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by a CONSOL Company or one of its respective Subsidiaries), disability, salary continuation, expense reimbursement and other employee benefit policies that may exist as of a Change in Control or any successor policies, plans or arrangements that provide substantially similar perquisites or benefits.

(l)"Exchange Act" means the Securities Exchange Act of 1934, as amended.

(m)"Incentive Pay" means the greater of: (i) the Executive's Target Bonus for which the Executive was eligible during the period that includes the Termination Date, or (ii) the average of the annual bonuses paid by CPCC, CONSOL and the General Partner to the Executive for the three years prior to the year that includes the Termination Date. For purposes of this definition, "Target Bonus" means 100% of the amount established under the Company’s and/or CONSOL’s short term incentive plan, and any other annual bonus, applicable incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the General Partner or CONSOL, as applicable, is deemed to constitute a Target Bonus, in addition to Base Pay, for which the Executive was eligible to receive, but did not receive prior to the Executive’s Termination Date, in regard to services rendered in the year covered by the Executive's Termination Date and which is to be made pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) in which the Executive is eligible to participate. For purposes of this definition, "Incentive Pay" does not include any stock option, stock appreciation, stock purchase, restricted stock, the CONSOL Energy Inc. Long-Term Incentive Programs or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by any CONSOL Company or any of their respective Subsidiaries for the benefit of the Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.

(n)"Involuntary Termination Associated With a Change in Control" means the termination of the Executive's employment related to a Change in Control: (i) involuntarily by the CONSOL Companies for any reason other than Cause, the Executive's death or the Executive's Disability, or (ii) on account of a Constructive Termination Associated With a Change in Control.

(o)"Restricted Business" means any business function with a direct competitor of CONSOL or the Company that is substantially similar to the business function performed by the Executive with CPCC or the General Partner for the Company immediately prior to the Executive’s Termination Date.

(p)"Restricted Territory" means the counties, towns, cities or states of any country in which CONSOL or the Company operates or does business.

(q)"Subsidiary" means with respect to any person or entity, any other controlled affiliate of such person.

(r)"Termination Date" means the last day of the Executive's employment with the CONSOL Companies.

(s)"Termination of Employment" means, except as provided in the following sentence and subject to the provisions of Section 19(b), the termination of the Executive's active employment relationship with the CONSOL Companies on account of an Involuntary Termination Associated With a Change in Control. For purposes of the non-solicitation provision of Section 10 of this Agreement, the term "Termination of Employment" shall mean the termination of the Executive's employment relationship with the CONSOL Companies for any reason.

(t)"Voting Stock" means securities entitled to vote generally in the election of directors.

2.Termination Associated With a Change in Control.

(a)Involuntary Termination Associated With a Change in Control. In the event the Executive's employment is terminated after, or in connection with, a Change in Control, on account of (i) an Involuntary Termination Associated With a Change in Control within the two year period after the Change in Control, or (ii) an involuntary termination (other than for Cause or due to the Executive's death or Disability) that (A) occurs not more than three (3) months prior to the date on which a Change in Control occurs, or (B) is requested by a third party who initiates a Change in Control, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2. For purposes of subsection 2(a)(ii)(B) above, to be eligible to receive amounts described in Section 2(b) below, a Change in Control must be consummated within the twelve (12) month period following the Executive's Termination Date, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the CONSOL Companies or the acquiring company, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances where a third party approval is necessary and is delayed. In such a circumstance, the remainder of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

(b)Compensation and Benefits Upon Involuntary Termination Associated With a Change in Control. In the event a termination described in subsection (a) of this Section 2 occurs, and subject to the Executive’s compliance with the provisions of Section 4 hereof, CPCC, CONSOL and the General Partner (collectively) shall pay and provide to the Executive after the Executive’s Termination Date:

(i)A lump sum cash payment equal to (A) 1.5 times Base Pay, plus (B) 1.5 times Incentive Pay.

(ii)The Executive shall receive a pro rated payment of the Executive’s Incentive Pay for the year in which the Executive’s Termination of Employment occurs. The pro rated payment shall be based on the Executive's Incentive Pay as of the Executive's Termination Date, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the CONSOL Company in the year of the Executive’s termination and the denominator of which is 365.

(iii)For the 18 month period immediately following the Date of Termination or, if later, the closing dates for the Change in Control:

(A)    If the Executive elects COBRA Continuation Coverage, the Executive shall continue to participate in all medical, dental and vision insurance plans the Executive was participating in on the Termination Date, and CONSOL, CPCC, and the General Partner shall pay the applicable premium. During the applicable period of coverage described in the foregoing sentences, the Executive shall be entitled to benefits on substantially the same basis and cost as would have otherwise been provided had the Executive not separated from service. To the extent that such benefits are available under the above-referenced benefit plans and the Executive had such coverage immediately prior to termination of employment, such continuation of benefits for the Executive shall also cover the Executive's dependents for so long as the Executive is receiving benefits under this paragraph (iii). The COBRA Continuation Period for medical and dental insurance under this paragraph (iii) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. For purposes of this Agreement, "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and "COBRA Continuation Period" shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18 month period.
(iv)If the Executive would have been eligible for post-retirement medical and dental coverage had the Executive retired from employment during the period of 18 months following the Executive’s Termination Date, but is not so eligible as the result of the Executive’s termination, then, at the conclusion of the benefit continuation period described in (iii) above, CONSOL, CPCC and the General Partner shall take all commercially reasonable efforts to provide the Executive with additional continued group medical and dental coverage comparable to that which would have been available to the Executive from time to time under the post-retirement medical and dental benefit program, for as long as such coverage would have been available under such program. It is specifically acknowledged by the Executive that if such coverage is provided under a CONSOL sponsored self insured plan, it will be provided on an after-tax basis and the Executive will have income imputed to the Executive annually equal to the fair market value of the premium. If this coverage cannot be provided by CONSOL, CPCC and the General Partner, (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), then as an alternative, CONSOL, CPCC and the General Partner will reimburse the Executive in lieu of such coverage an amount equal to the Executive's actual and reasonable after-tax cost of continuing comparable coverage.

Reimbursement to the Executive pursuant to subsections (iii) or (iv) above will be available only to the extent that (1) such expense is actually incurred for any particular calendar year and reasonably substantiated; (2) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (3) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (4) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, under subsection (iii), no reimbursement will be provided for any expense incurred following the 18 months or for any expense which relates to coverage after such date.
(v)A lump sum cash payment equal to the total amount that the Executive would have received under CONSOL’s, CPCC’s or the General Partner’s 401(k) plan as a company match if the Executive was eligible to participate in such 401(k) plan for the 18 month period after the Executive’s

Termination Date and the Executive contributed the maximum amount to the plan for the match. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above.

(vi)A lump sum cash payment equal to the difference between the present value of the Executive's accrued pension benefits at the Executive’s Termination Date under CONSOL’s, CPCC’s or the General Partner 's qualified defined benefit plan and (if eligible) any plan or plans sponsored by CONSOL, CPCC or the General Partner providing nonqualified retirement benefits (which currently includes the CONSOL Energy Inc. Defined Contribution Restoration Plan) (the qualified and nonqualified plans together being referred to as the "pension plans") and the present value of the accrued pension benefits to which the Executive would have been entitled under the pension plans if the Executive had continued participation in those plans for the 18 month period after the Executive’s Termination Date. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above.

(vii)A lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services for the Executive and other expenses associated with seeking another employment position.

(viii)The Executive shall receive any amounts earned, accrued or owing but not yet paid to the Executive as of the Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CONSOL, CPCC and the General Partner.

(ix)All payments under this subsection 2(b) will be made in a lump sum no later than 60 days after the date of termination (or, if later, the closing date of the Change in Control, as applicable); provided, however, that the benefits due under subsections (iii) and (iv) shall be provided as specified thereunder.

(c)Vesting of Equity Rights. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all stock options, stock appreciation rights, restricted stock, restricted stock units and other equity rights awarded by the General Partner and/or CONSOL in Company and/or CONSOL equity and held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options or stock appreciation rights held by the Executive shall remain exercisable for the period set forth in the award agreement covering the options or rights.

(d)Consultancy Period Option. Except in the event CONSOL exercises its reemployment rights set forth in Section 2(e) hereof, in the case of any Involuntary Termination Associated With a Change in Control, CONSOL, CPCC or the General Partner may, in its sole discretion, elect to require reasonable cooperation from the Executive following the Executive's Termination Date for a period (the "Consultancy Period") not to exceed 18 months. In the event of such election, the Executive shall, during the pendency of the Consultancy Period, be available from time to time, at the request of CONSOL, CPCC or the General Partner’s Chairman of the Board or Chief Executive Officer, to provide advice and assistance concerning (i) the transition of the Executive's duties and responsibilities to any successor to the Executive’s position, and (ii) any other matters concerning CONSOL’s, CPCC’s or the General Partner’s corporate, business and financial affairs which are consistent with the Executive's expertise and experience. Such advice and assistance may, at the Executive's option, be provided either in person or by telephone or videoconference. In no event shall CONSOL, CPCC or the General Partner request, nor shall the Executive be required to provide more than five (5) hours of consulting services per work week, nor to provide such services other than during normal business hours. The Executive shall be reimbursed by CONSOL, CPCC or the General Partner any reasonable expenses incurred in connection with the performance of such services, subject to compliance with CONSOL's standard policies and procedures regarding reimbursement of expenses. The Executive shall be permitted, during the Consultancy Period, to engage in other business and personal activities; provided, that such activities are not inconsistent with the Executive's duties under Sections 9 and 10 hereof.

(e)CONSOL Reemployment Option. In the case of any Involuntary Termination Associated With a Change in Control (other than a Change in Control within the meaning of Section 1(d)(ii)), CONSOL may, in its sole discretion, elect on or before the 30th day following the Executive’s Termination Date, to reemploy the Executive, effective as of the Executive’s Termination Date, on a full-time basis in a salaried employment position. In the event that CONSOL elects to reemploy the Executive as described above, then the Executive shall be entitled to receive generally comparable annual base salary, Incentive Pay and Employee Benefits from CONSOL for a period not extending beyond the two year anniversary of the Change in Control (the “Reemployment Period”). If the Executive refuses or fails to accept CONSOL’s offer of reemployment, subject to such terms, conditions and agreements as CONSOL may require, the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof.

Upon any such reemployment, the Executive hereby agrees that (i) no compensation and benefits shall be payable to the Executive under this Agreement except for CONSOL’s obligations under this Section 2(e) during the Reemployment Period, and (ii) the Executive shall agree to terminate this Agreement with the CONSOL Companies (except as provided in Section 20 hereof) and execute a change in control agreement and a noncompete, nonsolicitation and nondisclosure agreement in such form(s) satisfactory to, and provided by, CONSOL. In the event that CONSOL subsequently terminates the Executive during the Reemployment Period, CONSOL shall pay to the Executive the benefits provided under Section 2(b) (as determined on the date of the Change in Control); provided, however, that (i) the amount payable upon the Executive’s termination under (b)(i) and (b)(ii) above shall be reduced by the amount of salary and Incentive Pay received by the Executive during the Reemployment Period, and (ii) the periods applicable under (b)(iii), (b)(iv), (b)(v) and (b)(vi) above shall be reduced by the number of months the Executive was employed by CONSOL during the Reemployment Period.
3.Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by CONSOL, CPCC or the General Partner that covers the Executive, and the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof. If the Executive's employment terminates on account of Cause or because of the Executive’s death, the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof.

4.Release. To receive the consideration described in Section 2(b) of this Agreement, the Executive must sign a Separation of Employment and General Release Agreement, substantially in the form attached hereto as Annex A (the "Release"), deliver the signed Release to CONSOL’s General Counsel and the General Partners’s General Counsel within thirty (30) days after the Termination Date (unless a longer period is required by law), and not revoke the Release within the seven-day revocation period provided for in the Release. In the event that CONSOL elects to reemploy the Executive as contemplated in Section 2(e), then the payment of compensation, incentive pay and benefits contemplated under Sections 2(b) and 2(e) shall be subject, at CONSOL's election, to the Executive's execution and non-revocation of a Release at the time the Reemployment Period commences and the Executive's renewal of such Release, and non-revocation of such renewal, at the time of any subsequent termination during the Reemployment Period.

5.Enforcement. Without limiting the rights of the Executive at law or in equity, if CONSOL, CPCC or the General Partner fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, CONSOL, CPCC or the General Partner will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

6.Limit on Payments by the CONSOL Companies.

(a)The provisions of this Section 6 shall apply notwithstanding anything in this Agreement or any other agreement to the contrary. In the event that it shall be determined that any payment or distribution by the CONSOL Companies to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, CONSOL Companies will apply a limitation on the Payment amount as set forth below (a "Parachute Cap") as follows: The aggregate present value of the Payments under Section 2(b) of this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount; provided, however, that any such reduction shall be applied to Agreement Payments that do not constitute deferred compensation and are exempt or otherwise excepted from coverage under Section 409A (but excluding stock options or other stock rights). The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. For purposes of this Section 6, "present value" shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)Except as set forth in the next sentence, all determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten (10) days of the Executive's Termination Date. The value of the Executive's non-competition covenant under Section 10(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to the Executive, CONSOL and the General Partner, and a portion of the Agreement Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 6 shall be borne solely by the CONSOL Companies.

7.No Mitigation Obligation. The CONSOL Companies hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the CONSOL Companies to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the CONSOL Companies to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise. Notwithstanding anything to the contrary contained herein, as a condition to accepting benefits provided hereunder, the Executive will be required to waive, and will be deemed to have waived, any other right or entitlement to severance or termination benefits from the CONSOL Companies or their Subsidiaries.

8.Legal Fees and Expenses. In the event of a Change in Control, it is the intent of the CONSOL Companies that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if a Change in Control occurs and it should appear to the Executive that any of the CONSOL Companies has failed to comply with any of its obligations under this Agreement or in the event that any of the CONSOL Companies or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under Section 2 of this Agreement, the CONSOL Companies irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the CONSOL Companies as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the CONSOL Companies or any Director, officer or employee of any of the CONSOL Companies, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between any of the CONSOL Companies and such counsel, each of the CONSOL Companies irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection, the CONSOL Companies and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the CONSOL Companies will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted frivolously, in bad faith or with no colorable claim of success. Such fees and expenses will be paid by the CONSOL Companies as they are incurred by the Executive, but in no event later than the end of the Executive's taxable year following the Executive's taxable year in which the Executive incurs the fees and expenses. In addition, no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year, and the right to this reimbursement is not subject to liquidation or exchange for another benefit.

9.Confidentiality. The Executive hereby covenants and agrees that, except as specifically requested or directed by the CONSOL Companies, the Executive will not disclose to any person not employed by the CONSOL Companies, or use in connection with engaging in competition with the CONSOL Companies, any confidential or proprietary information (as defined below) of the CONSOL Companies. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the CONSOL Companies and that is not publicly available (other than by the Executive's breach of this Section 9) or generally known to persons engaged in businesses similar or related to those of the CONSOL Companies. Confidential or proprietary information will include, without limitation, the CONSOL Companies' financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term "CONSOL Companies" will also include any Subsidiary of any CONSOL Company (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 9 will not apply (i) in the course of the business of and for the benefit of the CONSOL Companies, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the CONSOL Companies notice and an opportunity to contest such requirement).

Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation. The Executive does not need the prior authorization of the CONSOL Companies to make such reports or disclosures. The Executive is not required to notify the CONSOL Companies that the Executive has made any such reports or disclosures.
10.Covenants Not to Compete and Not to Solicit. In the event of the Executive's Termination of Employment, the CONSOL Companies' obligations to provide the payments and benefits set forth in Section 2 shall be expressly conditioned upon the Executive's compliance with the covenants not to compete and not to solicit as provided herein. In the event the Executive breaches the Executive’s obligations to the CONSOL Companies as provided herein, the CONSOL Companies' obligations to provide the payments and benefits set forth in Section 2 shall cease, without prejudice to any other remedies that may be available to the CONSOL Companies. For purposes of this Section 10 and the definition of “Restricted Business” and “Restricted Territory” as used herein, the term “CONSOL Companies” will also include any Subsidiary of any CONSOL Company.

(a)Covenant Not to Compete. If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of one (1) year following the Executive's Termination Date, the Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

(b)Covenant Not to Solicit. If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of two (2) years following the Executive's Termination Date, the Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee of the CONSOL Companies to terminate the Executive’s employment with the CONSOL Companies; or (ii) interfere in any manner with the contractual or employment relationship between the CONSOL Companies and any such employee of the CONSOL Companies. The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the CONSOL Companies; provided, that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

(c)Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d)Reasonableness. In the event that the provisions of this Section 10 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

11.Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the CONSOL Companies or the Executive to have the Executive remain in the employment of the CONSOL Companies or any Subsidiary of any CONSOL Company prior to or following any Change in Control.

12.Withholding of Taxes. The CONSOL Companies and their respective Subsidiaries may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as such party is required to withhold pursuant to any applicable law, regulation or ruling.

13.Term of Agreement. The term of this Agreement shall commence on the Effective Date hereof and shall continue until December 31, 2017; provided, however, that commencing on January 1, 2018, and each January 1 thereafter, the term of this Agreement shall automatically be extended until the following December 31, unless CONSOL, CPCC or the General Partner gives notice not later than October 31 of the preceding year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice, this Agreement shall continue in effect for a period of 18 months beyond the term provided herein if a Change in Control occurs during the period that this Agreement is in effect.

14.Successors and Binding Agreement.

(a)The General Partner, CPCC and CONSOL will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of CPCC, the Company or CONSOL, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the CONSOL Companies would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the CONSOL Companies and any successor thereto, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of such parties whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed, as applicable, “CPCC”, the “General Partner’ "Company" and/or CONSOL for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the CPCC, the General Partner, the Company or CONSOL.

(b)This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and one or more of the CONSOL Companies that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and (b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the CONSOL Companies will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the CONSOL Companies (to the attention of the Secretary of CONSOL and the Secretary of the General Partner) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

16.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

17.Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

18.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive, CPCC, the General Partner and CONSOL. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

19.Code Section 409A.

(a)    If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
(b)    Severance benefits are payable only if the Executive is involuntarily terminated by the CONSOL Companies as provided under this Agreement. For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the CONSOL Companies and all of their controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.
(c)    For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Executive's termination date (or, if later, the closing date of the Change in Control) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.
•With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code. CONSOL, CPCC and the General Partner reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive) if the Executive is a "specified employee" (as defined in Section 409A of the Code and determined in accordance with the procedures established by CONSOL, CPCC or the General Partner). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6)-month anniversary of the date of termination.

20.Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 2, 6, 8, 9, and 10 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

21.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

[Signature Page for Change In Control Agreement]
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered February ___, 2017, but effective as of the date first above written.

CNX Coal Resources GP LLC

By: /s/ JAMES A. BROCK

Name:    James A. Brock
Title:    Chief Executive Officer

CONSOL Pennsylvania Coal Company LLC

By: /s/ JAMES A. BROCK

Name:    James A. Brock
Title:    President

CONSOL Energy Inc.
By: /s/ NICHOLAS J. DEIULIIS

Name:    Nicholas J. DeIuliis
Title:    President and Chief Executive Officer
Executive

By: /s/ LORRAINE L. RITTER

Name: Lorraine L. Ritter

Annex A
SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT
THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is made as of this _____ day of __________, _____, by and between CONSOL Pennsylvania Coal Company LLC, CNX Coal Resources GP LLC, the General Partner of CNX Coal Resources LP and CONSOL Energy Inc. (collectively, the "Company") and _________________________ (the "Executive").
WHEREAS, the Executive formerly was employed by the Company as ________; and
WHEREAS, the Executive and Company entered into a Change in Control Severance Agreement, dated __________ ___, 20__, (the "Severance Agreement") which provides for certain payments and benefits in the event that the Executive's employment is terminated on account of a reason set forth in the Severance Agreement; and
WHEREAS, the Executive’s employment with the Company was terminated for reasons that qualify the Executive to receive certain payments and benefits, as set forth in Section 2(b) [or 2(e)] of the Severance Agreement, subject to, among other things, the Executive’s execution of this Agreement.
NOW, THEREFORE, for and in consideration of the Company’s commitments in Section 2(b) [or 2(e)] of the Severance Agreement, the Executive and the Company hereby agree as follows:
1.    (a)    The Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Company, and the current and former welfare and other benefit plans sponsored by the Company (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
(b)    Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims related to the Executive’s right to receive the payments and benefits described in Section 2(b) [and 2(e)] of the Severance Agreement, as well as claims under any statute or common law that the Executive is legally barred from releasing, such as the Executive’s entitlement to vested pension benefits.
(c)    Nothing herein is intended to or shall preclude the Executive from filing a charge with any appropriate federal, state or local government agency and/or cooperating with said agency in its investigation. The Executive, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against the Releasees, without regard as to who brought any said complaint or charge. Employee further agrees that to the extent any relief, including monetary relief, is awarded in any such proceeding, all amounts paid as consideration under Section 2(b) [and 2(e)] of the Separation Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.
(d)    The Executive represents and agrees by signing below that the Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases.
(e)    To the fullest extent permitted by law, the Executive represents and affirms that (i) [other than _________________________,] the Executive has not filed or caused to be filed on the Executive's behalf any claim for relief against any Releasee and, to the best of the Executive's knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive's behalf; and (ii) [other than _________________________,] the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. The Executive agrees to promptly dismiss with prejudice all claims for relief filed before the date the Executive signs this Agreement.
2.    The Company, for and in consideration of the commitments of the Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of the Executive's duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of the Executive's obligations under this Agreement. [Note: The Company and the Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.]
3.    The Executive further agrees and recognizes that the Executive's employment relationship with the Company has been permanently severed, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ the Executive in the future.
4.    The Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Releasees including, but not limited to, statements relating to the operation or management of the Company, the Executive's employment and the termination of the Executive's employment, irrespective of the truthfulness or falsity of such statement.
5.    The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims, the Executive would not have been entitled to the payments and benefits set forth in Section 2(b) [or 2(e)] of the Severance Agreement.
6.    This Agreement contains the entire agreement between the Company and the Executive relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement. To the extent Employee has entered into other agreements with the Company that are not in conflict with this Agreement, including, but not limited to the Severance Agreement, the terms of this Agreement shall not supersede, but shall be in addition to such other agreements.
7.    The Executive agrees not to disclose the terms of this Agreement or the Severance Agreement to anyone, except the Executive's spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8.    The Executive represents that the Executive has returned to the Company and does not presently have in the Executive's possession or control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. In addition, the Executive has or will promptly return in good condition any other Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Executive’s request, the Company will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Executive.
9.    Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
10.    The parties agree and acknowledge that the agreement by the Company described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.
11.    The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in Section 10 of the Severance Agreement, the Company will have no further obligation to provide the Executive with the consideration set in Section 2(b) [or 2(e)] of the Severance Agreement, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Notwithstanding the foregoing, the Executive acknowledges that if the Executive breaches Section 10 of the Severance Agreement, and if the Company’s terminates or recovers any of the payments or benefits provided under Section 2(b) [or 2(e)] of the Severance Agreement (as provided for in Section 10 of the Severance Agreement), the release provided by Section 1 of this Agreement shall remain valid and enforceable.
12.    The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
13.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
14.    The Executive certifies and acknowledges as follows:
(a)    That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive's employment relationship with the Company and the termination of that employment relationship; and
(b)    That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to the Executive and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and
(c)    That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and
(d)    That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and
(e)    That the Company has provided the Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory; and
(f)    The Executive acknowledges that this Agreement may be revoked by within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder or under Section 2(b) [or 2(e)] of the Separation Agreement.
[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this _____ day of __________, _____.
Witness:
Executive
CONSOL Energy Inc.
By:         Witness:
Name:
Title: